Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Third Quarter 2017 Results

Atwood Oceanics Acquisition Completed
On Track to Achieve Targeted Synergies
Revolving Credit Facility Extended by Two Years to September 2022
Strong Operational and Safety Performance
Four Drillship Contracts Awarded

London, England, 25 October 2017 … Ensco plc (NYSE: ESV) today reported a loss of $0.08 per share for third quarter 2017 compared to earnings of $0.28 per share a year ago. Results from discontinued operations were zero cents per share in both third quarter 2017 and third quarter 2016.

Several items influenced these comparisons:

•	$6 million or $0.02 per share of transaction costs related to the acquisition of Atwood Oceanics included in third quarter 2017 general and administrative expense

•	$3 million or $0.01 per share of discrete tax expense in third quarter 2017 tax provision

•	$18 million or $0.06 per share gain included in third quarter 2016 other income related to the repurchase of senior notes at a discount

•	$6 million or $0.02 per share of other discrete tax items that reduced the third quarter 2016 tax provision

•	$4 million or $0.01 per share of severance and other restructuring costs in third quarter 2016 contract drilling expense

Adjusted for the items noted above, the loss from continuing operations was $0.05 per share in third quarter 2017 compared to earnings of $0.21 per share a year ago.

Chief Executive Officer and President Carl Trowell said, “Earlier this month, we successfully completed the acquisition of Atwood, significantly enhancing the capabilities of our rig fleet and improving our ability to meet future customer demand with the highest-specification assets. Our efforts to integrate operations and systems are well underway and we remain on track to achieve annual run rate synergies of $80 million beginning in 2019.”

Mr. Trowell added, “By strengthening our rig fleet through the acquisition, we were able to extend our revolving credit facility into 2022 and increase our financial flexibility over the next five years. We continue to have one of the strongest liquidity positions in the offshore drilling sector, which provides a competitive advantage during the market recovery.”

Mr. Trowell concluded, “Our offshore crews and onshore employees continue delivering the highest levels of service quality and operational excellence to our customers, creating efficiencies and helping to reduce offshore project costs. This outstanding performance has contributed to Ensco winning more new contracts than any offshore driller year to date – including four drillship contracts during the third quarter – demonstrating that Ensco remains the driller of choice among customers.”

Third Quarter Results

Revenues were $460 million in third quarter 2017 compared to $548 million in third quarter 2016. Revenues declined 16% compared to the year-ago period primarily due to fewer rig operating days and a decline in the average day rate for the fleet to $166,000 from $184,000 last year.

Contract drilling expense declined to $286 million in third quarter 2017 from $298 million a year ago as disciplined cost management including more efficient stacking of rigs, savings from fleet rationalization and lower support costs more than offset higher contract preparation costs.

Depreciation expense of $108 million in third quarter 2017 was consistent with the year-ago period. General and administrative expense increased to $30 million in the quarter from $25 million a year ago due to transaction costs related to the acquisition of Atwood.

Other expense increased to $40 million in third quarter 2017 from $31 million a year ago. The year-to-year comparison was influenced by an $18 million gain on the repurchase of senior notes at a discount during third quarter 2016. Interest expense in third quarter 2017 was $48 million, net of $25 million of interest that was capitalized, compared to interest expense of $53 million in third quarter 2016, net of $12 million of interest that was capitalized. The year-on-year decline in interest expense is primarily due to higher capitalized interest, partly offset by higher interest costs due to senior convertible notes issued in fourth quarter 2016.

Tax expense increased to $23 million in third quarter 2017 from a $4 million tax benefit a year ago. As noted above, third quarter 2017 tax provision included $3 million of discrete tax expense compared to $6 million of other discrete tax benefit in third quarter 2016. The allocation of estimated full year tax expense across quarters also influenced the year-to-year comparison.

Segment Highlights

Floaters
Floater revenues were $292 million in third quarter 2017 compared to $319 million a year ago. Revenues decreased primarily due to a decline in reported utilization to 46% from 48% a year ago and a decline in the average day rate to $334,000 from $353,000 in third quarter 2016. Adjusted for uncontracted rigs and planned downtime, operational utilization was 99.6% up from 98.9% a year ago.

Contract drilling expense declined to $139 million in third quarter 2017 from $154 million a year ago primarily due to more efficient stacking of rigs and lower support costs.

Jackups
Jackup revenues were $153 million in third quarter 2017 compared to $214 million a year ago due to fewer rig operating days and a decline in the average day rate to $88,000 from $109,000 in third quarter 2016. Reported utilization increased to 60% from 55% last year due to the retirement of several jackups. Adjusted for uncontracted rigs and planned downtime, operational utilization was 99.3% up from 98.9% a year ago.

Contract drilling expense of $133 million was equal to a year ago as higher contract preparation costs were offset by savings from fleet rationalization and lower support costs.

Other
Other is composed of managed drilling rigs. Revenues of $15 million were equal to the prior-year period. Contract drilling expense increased to $14 million in third quarter 2017 from $11 million a year ago primarily due to a higher allocation of support costs following a reduction in the size of the fleet.

	Third Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2017	2016	Chg	2017	2016	Chg	2017	2016	Chg	2017	2016	2017	2016	Chg

Revenues	291.9	319.3	(9)%	153.1	213.8	(28)%	15.2	15.1	1%	—	—	460.2	548.2	(16)%
Operating expenses
Contract drilling	139.1	153.7	(9)%	132.9	133.2	—%	13.8	11.2	23%	—	—	285.8	298.1	(4)%
Depreciation	72.7	72.9	—%	31.6	32.1	(2)%	—	—	—	3.9	4.4	108.2	109.4	(1)%
General and admin.	—	—	—	—	—	—	—	—	—	30.4	25.3	30.4	25.3	20%
Operating income (loss)	80.1	92.7	(14)%	(11.4)	48.5	nm	1.4	3.9	(64)%	(34.3)	(29.7)	35.8	115.4	(69)%

Pro Forma Financial Position — 30 September 2017
After completing the acquisition of Atwood and extending Ensco's revolving credit facility, the Company's pro forma financial position as of 30 September 2017 reflected:

•	$3.2 billion of contracted revenue backlog excluding bonus opportunities

•	$2.9 billion of liquidity

•	$0.9 billion of cash and short-term investments
•$2.0 billion available revolving credit facility

•	No debt maturities until second quarter 2019 and less than $1.0 billion of debt maturing before 2024

•	$4.7 billion of long-term debt

•	$9.1 billion of Ensco shareholders' equity

•	30% net debt-to-capital ratio (net of $0.9 billion of cash and short-term investments)

Ensco will conduct a conference call to discuss third quarter 2017 results at 10:00 a.m. CDT (11:00 a.m. EDT and 4:00 p.m. London) on Thursday, 26 October 2017. The call will be webcast live at www.enscoplc.com. Alternatively, callers may dial 1-855-239-3215 within the United States or +1-412-542-4130 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call 20 minutes ahead of the scheduled start time. Callers may avoid delays by pre-registering to receive a dial-in number and PIN at http://dpregister.com/10111868.

A webcast replay and transcript of the call will be available at www.enscoplc.com. A replay will also be available through 23 November 2017 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10111868).

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For 30 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research – the seventh consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance; effective tax rate, day rates and backlog; estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. In addition, statements included in this press release regarding the acquisition of Atwood and the anticipated benefits, opportunities, synergies and effects of the transaction are forward-looking statements. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; costs and difficulties related to the integration of Atwood and the related impact on our financial results and performance; our ability to repay debt and the timing thereof; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); the cancellation of letters of intent or any failure to execute definitive contracts following announcements of letters of intent; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:        Nick Georgas
Director - Investor Relations and Communications
713-430-4607

Tim Richardson
Manager - Investor Relations
713-430-4490

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016

OPERATING REVENUES	$460.2	$548.2	$1,388.8	$2,271.8

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	285.8	298.1	855.2	1,012.0
Depreciation	108.2	109.4	325.3	335.1
General and administrative	30.4	25.3	86.9	76.1
	424.4	432.8	1,267.4	1,423.2

OPERATING INCOME	35.8	115.4	121.4	848.6

OTHER INCOME (EXPENSE)
Interest income	7.5	3.8	22.3	8.6
Interest expense, net	(48.1)	(53.4)	(167.0)	(172.5)
Other, net	.2	18.7	(6.6)	278.3
	(40.4)	(30.9)	(151.3)	114.4

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(4.6)	84.5	(29.9)	963.0

PROVISION FOR INCOME TAXES	23.4	(3.5)	66.8	104.6

(LOSS) INCOME FROM CONTINUING OPERATIONS	(28.0)	88.0	(96.7)	858.4

DISCONTINUED OPERATIONS, NET	(.2)	(.7)	(.4)	(1.8)

NET (LOSS) INCOME	(28.2)	87.3	(97.1)	856.6

NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	2.8	(2.0)	0.5	(5.4)

NET (LOSS) INCOME ATTRIBUTABLE TO ENSCO	$(25.4)	$85.3	$(96.6)	$851.2

(LOSS) EARNINGS PER SHARE - BASIC AND DILUTED
Continuing operations	$(0.08)	$0.28	$(0.32)	$3.07
Discontinued operations	—	—	—	—
	$(0.08)	$0.28	$(0.32)	$3.07

NET (LOSS) INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$(25.5)	$83.5	$(96.9)	$836.1

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic and Diluted	301.2	298.6	300.9	272.0

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2017	2016

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$724.4	$1,159.7
Short-term investments	1,069.8	1,442.6
Accounts receivable, net	349.0	361.0
Other	318.3	316.0
Total current assets	2,461.5	3,279.3

PROPERTY AND EQUIPMENT, NET	11,096.4	10,919.3

OTHER ASSETS, NET	125.0	175.9

	$13,682.9	$14,374.5

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$488.7	$522.5
Current maturities of long-term debt	—	331.9
Total current liabilities	488.7	854.4

LONG-TERM DEBT	4,747.7	4,942.6

OTHER LIABILITIES	279.2	322.5

TOTAL EQUITY	8,167.3	8,255.0
	$13,682.9	$14,374.5

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016

OPERATING ACTIVITIES
Net (loss) income	$(97.1)	$856.6
Adjustments to reconcile net (loss) income to net cash provided by operating activities of continuing operations:
Depreciation expense	325.3	335.1
Deferred income tax expense	34.5	23.6
Share based compensation expense	31.3	28.7
Amortization of intangibles and other, net	(8.7)	(16.2)
Loss (gain) on debt extinguishment	2.6	(279.0)
Other	(.3)	(2.9)
Changes in operating assets and liabilities	(68.0)	48.9
Net cash provided by operating activities of continuing operations	219.6	994.8

INVESTING ACTIVITIES
Maturities of short-term investments	1,412.7	1,582.0
Purchases of short-term investments	(1,040.0)	(1,704.0)
Additions to property and equipment	(474.1)	(255.5)
Other	2.6	7.7
Net cash used in investing activities of continuing operations	(98.8)	(369.8)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(537.0)	(862.4)
Cash dividends paid	(9.4)	(8.5)
Debt financing costs	(5.5)	—
Proceeds from equity issuance	—	585.5
Other	(4.5)	(2.3)
Net cash used in financing activities	(556.4)	(287.7)

Net cash (used in) provided by discontinued operations	(.4)	7.4
Effect of exchange rate changes on cash and cash equivalents	.7	(.6)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(435.3)	344.1
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,159.7	121.3
CASH AND CASH EQUIVALENTS, END OF PERIOD	$724.4	$465.4

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Third Quarter		Second Quarter
	2017	2016	2017

Rig Utilization(1)

Floaters	46%	48%	43%
Jackups	60%	55%	64%

Total	55%	53%	56%

Average Day Rates(2)

Floaters	$334,218	$353,187	$338,675
Jackups	88,272	109,379	88,583

Total	$165,623	$183,537	$155,946

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Non-GAAP Financial Measures (Unaudited)
To supplement Ensco’s condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted loss per share from continuing operations and net debt, which are non-GAAP measures. Ensco’s management believes that it provides meaningful supplemental information regarding the company's performance by excluding certain charges that may not be indicative of Ensco’s ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business. Net debt is defined as long-term debt less cash and short-term investments. We review net debt as part of our overall liquidity, financial flexibility, capital structure and leverage, and believe that this measure is useful to investors as part of their assessment of our business. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The table below reconciles (loss) earnings per share, as calculated in accordance with GAAP, to adjusted (loss) earnings per share for the quarters ended September 30, 2017 and 2016. Adjusted loss per share for the quarter ended September 30, 2017 excludes transactions costs related to the acquisition of Atwood and discrete tax items. Adjusted earnings per share for the quarter ended September 30, 2016 excludes the gain on debt repurchases, severance and other restructuring charges and other discrete tax items.

DILUTED EARNINGS PER SHARE RECONCILIATION(1):		Three Months Ended September 30, 2017
Loss per share from continuing operations		As Reported	Atwood Transaction Costs	Discrete Tax Items	Adjusted

Net loss from continuing operations attributable to Ensco(2)		$(25.2)	$5.5	$3.2	$(16.5)
Net income allocated to non-vested share awards(3)		(.1)	—	—	(.1)
Net loss from continuing operations attributable to Ensco shares		$(25.3)	$5.5	$3.2	$(16.6)

Loss per share from continuing operations		$(0.08)	$0.02	$0.01	$(0.05)

	Three Months Ended September 30, 2016
Earnings per share from continuing operations	As Reported	Gain on Debt Repurchase	Other Discrete Tax Items	Restructuring Costs	Adjusted

Net income from continuing operations attributable to Ensco(2)	$86.0	$(19.7)	$(5.5)	2.7	$63.5
Net income allocated to non-vested share awards(3)	(1.8)	—	—	—	(1.8)
Net income from continuing operations attributable to Ensco shares	$84.2	$(19.7)	$(5.5)	$2.7	$61.7

Earnings per share from continuing operations	$0.28	$(0.06)	$(0.02)	$0.01	$0.21

(1)	No adjustments have been made to (loss) income per share from discontinued operations for the three-month periods ended September 30, 2017 and 2016.

(2)
Net (loss) income from continuing operations attributable to Ensco excludes loss attributable to noncontrolling interest of $2.8 million and income attributable to noncontrolling interest of $2.0 million for the three-month periods ended September 30, 2017 and 2016, respectively.

(3)	Represents income allocated to participating securities under the two-class method.

Pro Forma Financial Data
The table below represents total debt, cash and cash equivalents, short-term investments, net debt, total capital and net debt-to-capital ratio after giving effect to the acquisition described above (in millions, except percentages):

LIQUIDITY AND CAPITAL RESOURCES PRO FORMA VS. ACTUAL:	As of September 30, 2017
	Pro Forma(1)(2)	2017

Total debt	$4,747.7	$4,747.7
Cash and cash equivalents(1)	724.4	724.4
Short-term investments(2)	202.1	1,069.8
Net debt(3)	$3,821.2	$2,953.5
Total capital(1)(4)	$12,936.2	$11,118.7
Net debt-to-capital	29.5%	26.6%

(1)	Total capital was adjusted to reflect the $782.0 million equity consideration transferred and the estimated $167.8 million bargain purchase gain resulting from the acquisition described above.

(2)	In October 2017, we utilized acquired cash of $445.4 million and cash on hand from the liquidation of short-term investments to repay Atwood's debt and accrued interest of $1.3 billion.

(3)	Net debt consists of total debt, net of cash and short-term investments.

(4)	Total capital consists of net debt and Ensco shareholders' equity.